Exhibit 10.2 Severance Pay Plan summary plan description SECTION IX Plan features include: Severance benefits following certain • Service-based formula involuntary terminations from • Lump-sum payments L3Harris. • Minimum and maximum benefits • Waiver and release required March 1, 2020

Severance Pay Plan THINGS FOR YOU TO KNOW… Status: You must be a full-time regular (non-temporary) employee regularly scheduled to work at least 30 hours per week (or have a rotation schedule and work at least 1,560 There are eligibility hours during a calendar year) who has been employed by requirements to receive ► L3Harris for at least 90 days prior to the date of a severance benefits termination considered eligible by this Plan. Types of terminations: Involuntary, as specifically defined by this Plan; otherwise, no severance is payable. You must timely sign and submit a waiver and You must properly sign and submit a waiver and release release to receive ► within a specified time frame for severance to be paid. severance benefits Severance pay generally is based on your years of credited Payments are based on L3Harris service (including partial years) as of your date of a formula ► termination. There are minimums and maximums applied. Severance pay is a one- If eligible for severance, you can expect a lump-sum time payment ► payment, usually within 60 days of your termination. ► Together, this description of the Severance Pay Plan, and the separate “Benefit Basics & Administration” section, comprise a complete Summary Plan Description (SPD) of your severance benefits as is required by the Employee Retirement Income Security Act of 1974, as amended (ERISA). NOTE! You can access all L3Harris SPDs through My Benefits Portal, which can be accessed outside the L3Harris network at http://benefits.L3Harris.com. 1 | P a g e

Severance Pay Plan WHERE YOU CAN FIND… Quick Look — Plan Terminology ................................................. 3 How the Severance Pay Plan Works ............................................ 4 Eligibility ..................................................................................... 4 Ineligible Terminations ............................................................... 4 Plan Benefits .............................................................................. 5 Death Benefits ............................................................................ 8 Appeals .......................................................................................... 8 Other Key Information ................................................................... 9 2 | P a g e

Severance Pay Plan QUICK LOOK — PLAN TERMINOLOGY Base pay — Your regular base pay excluding all other compensation (including but not limited to bonus incentives, equity compensation, benefits and perquisites, overtime and premium pay). COBRA Subsidy Period — Period of time during which you will pay active rates for COBRA coverage, if elected. The COBRA Subsidy Period is set forth under “Plan Benefits,” below. Credited service — Your period of employment with L3Harris (including employment with legacy L3 Technologies, Inc. and legacy Harris Corporation) and certain periods of absence from employment as determined by L3Harris. In general, you will be credited with one year of service on each anniversary of your hire date, provided you remain an employee of L3Harris. Executive — Eligible employee designated by L3Harris as holding a job classification at level XL3, XL2, XL1 or XL0, or the equivalent job classification in any new classification system subsequently adopted by the Company. Full time employee — An L3Harris employee who is classified as full-time (and not a temporary employee) and: (A) is regularly scheduled to work at least 30 hours or more a week or (B) has a rotation schedule and works at least 1,560 hours during a calendar year. Involuntary termination — When you are terminated by L3Harris involuntarily individually or as a member of a group of individuals, regardless of whether your position is being eliminated. An involuntary termination for purposes of this Severance Pay Plan shall exclude any ineligible termination as described below. Outplacement services — Assistance with transition to new jobs and reorientation in the job market. Termination/terminated — Termination of employment (or, in the case of any amount payable hereunder subject to Section 409A of the Internal Revenue Code, a “separation from service,” as defined in Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder)). Waiver and release — Agreement you must sign and submit (and not revoke) in order for Severance Pay Plan benefits to be paid. (See “Plan Benefits” later in this section of the SPD for additional information.) 3 | P a g e

Severance Pay Plan HOW THE SEVERANCE PAY PLAN WORKS L3Harris will determine, in its sole discretion, which employees are eligible for Severance Pay Plan benefits as well as whether a particular termination meets the requirements for an offer of severance benefits under the Plan. Eligibility Except as otherwise described below (or under “Eligibility” in the separate “Benefit Basics & Administration” section of the SPD), regular, full-time employees of L3Harris whose employment is involuntarily terminated are eligible to be offered severance benefits. Employees Not Considered Eligible The following employees (among others) are not eligible for severance benefits under this Severance Pay Plan: • Employees entitled to severance benefits under an individual agreement or a plan, policy or other arrangement that provides for severance benefits outside the scope of this Plan (including severance benefits in connection with a change in control of L3Harris or the change in control during 2019 of each of Harris Corporation and L3 Technologies, Inc.) • Employees who terminate from employment within their first 90 days of employment • Part-time employees • Temporary employees • Employees of foreign subsidiaries • Employees covered by a collective bargaining agreement that does not provide for participation in this Plan • Employees who are working on a Service Contract Act wage determination contract (unless this Plan is specifically made applicable to their contract by L3Harris) • Employees on an educational or general leave at the time of their termination, and • Employees who terminate in connection with an early retirement offering (unless this Plan is specifically made applicable to such employees by L3Harris). Ineligible Terminations If you terminate from L3Harris for a reason that is not an involuntary termination by L3Harris, you will not be offered Severance Pay Plan benefits. Additional circumstances considered ineligible for severance benefits include the following: • Your employment is involuntarily terminated by L3Harris for cause (as determined by L3Harris, and which shall include, but not be limited to, termination due to misconduct, violation of company policy or performance reasons) • You voluntarily leave your employment with L3Harris for any reason • You lose your job with L3Harris as the result of the sale by L3Harris of the stock or assets of a subsidiary, business unit or division of L3Harris • You lose your job with L3Harris as the result of L3Harris’ loss of a particular contract to which you were assigned, but you are offered comparable employment by the company acquiring the contract • You lose your job with L3Harris as the result of a decision by L3Harris to outsource a portion of its business, but you are offered comparable employment by the outsourcing company 4 | P a g e

Severance Pay Plan • You lose your job with L3Harris because you no longer qualify for your position due to your loss of a requisite security clearance, certification or other similar job requirement • Your position is eliminated but L3Harris offers you a comparable alternative position • You voluntarily leave employment with L3Harris prior to the date L3Harris specifies as your termination date. L3Harris, in its sole discretion, will determine whether certain employment or a certain position is comparable for purposes of this Severance Pay Plan. Plan Benefits The Severance Pay Plan offers a lump-sum severance payment in addition to COBRA continuation at subsidized active employee rates, as outlined below. Partial years of credited service will be calculated as a fraction of one week’s base pay. For example, if you have worked 5 full months on the date of your termination, your benefit will take into account five- twelfths of a year of service in addition to any full years of service. If you are rehired by L3Harris following receipt of severance benefits and later, again become eligible for an offer of severance under the Severance Pay Plan, your offer of severance benefits will be based only on your credited service following rehire. Non-Executive Levels Benefits for employees below the Executive levels are equal to one week of base pay (at the rate of base pay in effect as of the date of your termination) for each full year of your credited service with L3Harris, as outlined below. The plan’s minimum severance offer for employees below the Executive levels is two weeks of base pay, and the maximum offer is 52 weeks of base pay. The COBRA Subsidy Period equals the number of weeks of base pay to which you are entitled (i.e., one week for each full year of credited service, subject to the minimums and maximums described above). 5 | P a g e

Severance Pay Plan

Non-Executive Level Example

This example shows the severance offer for four different eligible employees below the Executive levels based on their credited service.

Credited Service	Severance Pay Plan Offer
11 months (11/12 of a year)	2 weeks of base pay; 2 week COBRA Subsidy Period (minimum)
5 years, 0 months	5 weeks of base pay; 5 week COBRA Subsidy Period
18 years, 5 months	18 $^{5}/_{12}$ weeks of base pay; 18 $^{5}/_{12}$ week COBRA Subsidy Period
55 years	52 weeks of base pay; 52 week COBRA Subsidy Period (maximum)

Executive Levels

Benefits for employees at the Executive levels are as outlined below.

Base pay is the rate of such pay in effect as of the date of termination and annual bonus target is such target under the company's Annual Incentive Plan in effect for the year of termination.

Executive Level	Severance Benefit	COBRA Subsidy Period
Officer	One times base pay plus one times annual bonus target	12 months
XL0 and XL1 (non-officer)	One times base pay	12 months
XL2 (non-officer)	The higher of: - One week of base pay per full year of credited service[1]; or - Nine months of base pay	The longer of: - One week per full year of credited service[1]; or - Nine months
XL3 (non-officer)	The higher of: - One week of base pay per full year of credited service[1] ; or - Six months of base pay	The longer of: - One week per full year of credited service[1]; or - Six months

[1]Up to a maximum of 52 weeks

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Severance Pay Plan

Executive Level Example

This example shows the severance offer for four different eligible employees at Executive levels.

Executive Level	Credited Service	Severance Pay Plan Offer
Officer	9 months (9/12 of a year)	One times base pay plus one times annual bonus target; 12 month COBRA Subsidy Period
XL1 (non-officer)	10 years, 5 months	One times base pay; 12 month COBRA Subsidy Period
XL2 (non-officer)	25 years	Nine months of base pay; nine month COBRA Subsidy Period
XL3 (non-officer)	40 years	Forty weeks of base pay; forty week COBRA Subsidy Period

How Severance is Paid

Severance will be paid in a lump sum within 60 days following termination (subject to any delay required by Section 409A of the Internal Revenue Code).

- The payment will in no event be made earlier than the end of any applicable revocation period following your execution of a waiver and release.
- If you are subject to another severance arrangement that provides for “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, then if such 60-day payment period begins in one calendar year and ends in a second calendar year, the lump sum payment will be made in the second calendar year.

Impact on L3Harris Benefits

Upon your termination, you will no longer be eligible to participate in the L3Harris benefit plans in accordance with their terms. If you are participating in the Medical, Dental or Vision Care Plans, or Healthcare Flexible Spending Account (FSA), at the time of your termination, you will receive information about COBRA continuation rights that apply to you. You will be offered COBRA coverage at active employee rates during your COBRA Subsidy Period, upon signing your waiver and release. Prior to signing your waiver and release, and after the COBRA Subsidy Period ends, you will be responsible for the full monthly cost of COBRA continuation coverage plus a 2% administrative fee. You also will remain eligible for Employee Assistance Program (EAP) benefits for a period following your termination, as required by COBRA. There is no cost to you for continued EAP coverage.

Outplacement Services

You will be offered services in accordance with HR guidelines to assist you in finding new employment. You will be provided details about outplacement services with your waiver and release.

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Severance Pay Plan Waiver and Release You will be required to execute a “waiver and release” in order to receive severance pay and COBRA coverage for the designated period at active employee rates. All severance offers are expressly conditioned on the execution of a waiver and release. The waiver and release must be signed and returned to L3Harris within 45 days following your termination (or such shorter period as determined by L3Harris and set forth in the waiver and release). Severance will not be paid, and the COBRA Subsidy Period will not be provided, if you revoke the waiver and release during any applicable revocation period. Death Benefits If you die before receiving any severance pay to which you are entitled, the unpaid amount will be paid in a lump sum to your beneficiary under the L3Harris Retirement Savings Plan. The payment will occur at a time determined by L3Harris, within 90 days following your death. APPEALS Contact your local Human Resources department in writing within 60 days of your termination if you believe you were eligible for but did not receive a severance offer, or if you received a severance offer but believe it was calculated incorrectly. (See “Plan-by-Plan Appeal Process” in the separate “Benefit Basics & Administration” section of the SPD for more information.) 8 | P a g e

Severance Pay Plan OTHER KEY INFORMATION Here is some additional information about the Severance Pay Plan: • L3Harris will automatically deduct from your severance payment all applicable withholdings for taxes and benefits, and may also deduct any other amount that you owe L3Harris to the extent permitted by law. • Severance pay won’t be considered compensation for purposes of L3Harris retirement plans and, as a result, you will not be able to defer any portion of your severance pay into the L3Harris Retirement Savings Plan. • Severance pay received will not affect any other benefits to which you are entitled from any other plan, fund or program sponsored by L3Harris, except as specified in the terms of that plan, fund or program. • Except as otherwise communicated in writing in another plan or agreement approved by the L3Harris Board of Directors or designated body, this Severance Pay Plan is the only such plan sponsored by L3Harris. • L3Harris reserves the right at any time to amend, modify or terminate this Severance Pay Plan at its absolute discretion. If your employment is terminated due to an involuntary termination, you will receive only those benefits available under this plan at the time your employment actually is terminated. This Severance Pay Plan is not intended to provide “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and shall be interpreted consistent with such intent. Nevertheless, in the event that any payment or benefit hereunder is determined to constitute “nonqualified deferred compensation,” subject to Section 409A, and the recipient is a “specified employee” (as defined in the L3Harris Specified Employee Policy for 409A Arrangements) on the date of the employee’s termination (the “termination date”), then no such payment or benefit shall be provided during the period beginning on the termination date and ending on the date that is 6 months following the termination date or, if earlier, on the date of the employee’s death, if the earlier providing of such payment or benefit would result in tax penalties being imposed on the employee under Section 409A of the Internal Revenue Code. The amount of any payment or benefit that otherwise would be paid to the employee under this Severance Pay Plan during this period instead shall be paid to the employee on the first business day coincident with or next following the date that is 6 months and 1 day following the termination date or, if earlier, within 90 days following the employee’s death. Each payment and benefit under this Severance Pay Plan shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). 9 | P a g e

Severance Pay Plan L3Harris Benefits Service Center TO REACH BY TELEPHONE 1.800.225.4343 (Option 1) Hours 8:30 a.m. to 5:30 p.m. (ET), business days TO REACH BY FAX 1.844.678.6679 TO REACH MY BENEFITS PORTAL • Within the L3Harris network: Click here or go through the NEXUS home page • Outside the L3Harris network: http://benefits.L3Harris.com 10 | P a g e